Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and

Full-Year 2009 Results

Rolling Meadows, Ill., March 15, 2010 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its fourth-quarter and full-year 2009 financial results.

Highlights

•                  Q4 2009 revenues of $173.3 million compared to Q4 2008 revenues of $153.3 million.

•                  Q4 2009 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a non-GAAP financial measure, of $10.5 million compared to EBITDA of $14.8 million in Q4 2008.

•                  Q4 2009 diluted earnings per share (EPS) of $0.21 compared to $0.37 for Q4 2008.

•                  Full-year 2009 revenues of $631.2 million compared to full-year 2008 revenues of $616.1 million.

•                  Full-year 2009 EBITDA of $40.8 million compared to full-year 2008 EBITDA of $51.0 million.

•                  Full-year 2009 diluted EPS of $0.83 compared to full-year 2008 EPS of $1.14.

Management Comments

Bill Koertner, MYR’s president and CEO, said, “Although our earnings for the full year of 2009 were lower than in 2008, we are pleased with MYR’s overall performance amidst a very tough marketplace in both of our business segments. We anticipate that the first half of 2010 will be particularly challenging. Many of our customers have adjusted their capital and maintenance spending programs to align with the current economic activity in their end markets. Reduced utility spending has put pressure on contract margins for electrical contractors in the Transmission and Distribution (T&D) sector, as all competitors try to find work to keep labor and equipment resources busy.”

Mr. Koertner continued, “There are some preliminary signs that the economic environment is improving. Our bidding activity appears to have stabilized recently, albeit at levels below those of 18 months ago and with increased competition, which could affect our margins and backlog. Some larger transmission projects have been deferred due to reduced regional load forecasts, permitting problems and/or ongoing uncertainty in the financial markets. However, we do expect that certain other large projects will stay on schedule for bidding and may be awarded later in 2010. We have made investments in capital expenditures of approximately $28.0 and $29.7 million in 2008 and 2009, respectively, most of which was spent to prepare for the anticipated opportunities for our T&D business. Our investment strategy is based on our belief that transmission spending will increase over the next several years as electric utilities, cooperatives and municipalities make up for the lack of infrastructure spending in the past, combined with the overall need to integrate renewable generation into the electric power grid.”

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Fourth-Quarter Results

MYR reported fourth-quarter 2009 revenues of $173.3 million, an increase of $20.0 million, or 13.0 percent, compared with the fourth quarter of 2008. Specifically, the T&D segment reported revenues of $125.2 million, an increase of 15.8 percent over the same period of 2008, while the Commercial and Industrial (C&I) segment reported revenues of $48.1 million, an increase of 6.3 percent over the fourth quarter of 2008. Increased revenues in the 2009 period were mainly due to increased revenues on larger T&D projects (contracts with values greater than $10.0 million) which were partially offset with a decrease in revenues on smaller T&D projects (less than $3.0 million in contract value).

Consolidated gross profit decreased to $19.4 million, or 11.2 percent of revenues, in the fourth quarter of 2009, compared to $24.7 million or 16.1 percent of revenues, for the fourth quarter of 2008. Fourth-quarter 2008 gross profit was positively impacted by significantly higher storm restoration services, which carried a higher margin and resulted in incremental gross profit of approximately $2.7 million. In addition, several large projects in the fourth quarter of 2008 experienced improvements in job performance that resulted in additional gross profits. Furthermore, during the fourth quarter of 2009, the Company experienced an increase in the estimated costs to complete certain contracts that resulted in a reduction to gross margins of approximately $3.1 million.

For the fourth quarter of 2009, net income was $4.3 million, or $0.21 per diluted share, compared to net income of $7.6 million, or $0.37 per diluted share, for the same period of 2008. Fourth-quarter 2009 EBITDA was $10.5 million, or 6.0 percent of revenues, compared to $14.8 million, or 9.7 percent of revenues, in the fourth quarter of 2008. The decreases in net income and EBITDA as a percentage of revenues were due to a decrease in the gross profit margins discussed above, which was partially offset by a $0.5 million reduction in selling, general and administrative expenses (SG&A) in the fourth quarter of 2009 as compared to the fourth quarter of 2008.

Full-Year Results

MYR reported revenues of $631.2 million for the full year of 2009, an increase of $15.1 million, or 2.4 percent, compared with the full year of 2008. Specifically, the T&D segment reported revenues of $468.7 million for the full year of 2009, an increase of 4.9 percent over the same period of 2008, while the C&I segment reported revenues of $162.4 million for the full year of 2009, a decrease of 4.0 percent over the same period of 2008. The increase in revenues was mostly due to increased activity from a few large T&D projects (contracts with values greater than $10.0 million) during the full year of 2009. The increase in revenues was partially offset by a reduction in revenues from smaller T&D projects (less than $3.0 million in contract value), storm restoration services, and reduced revenues in the C&I segment in the full year of 2009 compared to the same period of 2008.

Consolidated gross profit decreased 15.8 percent, from $90.2 million for the full year of 2008 to $75.9 million for the full year of 2009. The decrease in gross profit for the full year of 2009 compared to the same period of 2008 was primarily attributed to a significantly greater volume of activity in storm restoration services in the 2008 period, which carried a higher margin resulting in incremental gross profit of approximately $6.1 million. Additionally, for the full year of 2008, the Company experienced strong performance and increased margins on a few large contracts that resulted in approximately $6.2 million in incremental gross profit. Furthermore, during the full year of 2009, we experienced competitive market pressures in both segments of our business, which have resulted in lower overall margins, and an increase in the estimated costs to complete certain contracts that resulted in a reduction to gross margins of approximately $5.5 million.

For the full year of 2009, net income was $17.2 million, or $0.83 per diluted share, compared to net income of $23.6 million, or $1.14 per diluted share, for the same period of 2008. EBITDA for the full year of 2009 was $40.8 million, or 6.5 percent of revenues, compared to $51.0 million, or 8.3 percent of revenues, for the same period of 2008. The decrease in full-year 2009 net income and EBITDA as a percentage of revenues was primarily due to a decrease in the gross profit margins, as discussed above, which was partially offset by a $2.2 million reduction in SG&A expenses during 2009 compared to 2008. Net income for the full year of 2009 was further improved by several discrete tax benefits that reduced our effective tax rate to 35.4% compared to 39.6% for the full year of 2008.

Backlog

As of December 31, 2009, MYR’s backlog was approximately $204.4 million, consisting of $133.2 million in the T&D segment and $71.2 million in the C&I segment. Total backlog decreased $111.6 million, or 35.3 percent, from $316.0 million reported at December 31, 2008. T&D backlog decreased $110.2 million, or 45.3 percent, while C&I backlog decreased $1.4 million, or 1.9 percent, compared to December 31, 2008 backlog. Total backlog at December 31, 2009, decreased 18.8 percent from $251.6 million reported at September 30, 2009. The decrease in backlog between 2008 and 2009 was primarily related to the contract completion process and resulting revenue recognition of a few significant transmission projects that were awarded in the latter half of 2008.  These significant projects had not been replaced with projects of similar size as of year-end 2009.

MYR’s method of tracking and reporting backlog may differ from methods used by other companies. The timing of contract awards and the duration of large projects can significantly affect MYR’s backlog, and therefore, should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of December 31, 2009, MYR had cash and cash equivalents of $37.6 million and total long-term debt of $30.0 million under a term loan. MYR also had a $75 million revolving credit facility, which had a $15.0 million letter of credit outstanding against the total credit available at December 31, 2009. MYR’s long-term credit agreement, which encompasses the term loan and the revolving credit facility, matures on August 31, 2012.

Non-GAAP Financial Measures

To assist investors’ understanding of the Company’s financial results, MYR has provided EBITDA in this release. EBITDA is a measure not defined under generally accepted accounting principles in the United States (GAAP). Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on results. A reconciliation of this financial measure to its GAAP counterpart (net income) is provided at the end of this release.

Conference Call

MYR will host a conference call to discuss its fourth-quarter and 2009 results on Tuesday, March 16, 2010, at 10 a.m. Central time. To participate in the conference call by telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Tuesday, March 23, 2010 at 11:59 p.m. Eastern time, by dialing (800) 642-1687 or (706) 645-9291, and entering conference ID 55052623. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the company’s Website at www.myrgroup.com. Please access the Website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available on our website through Tuesday, March 23, 2010.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, cooperatives and municipalities. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending and investments. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K, and in other current or periodic reports which we file with the Securities and Exchange Commission, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

These risks, contingencies and uncertainties include, but are not limited to, significant variations in our operating results from quarter to quarter, the competitive and cyclical nature of our industry, our ability to realize and profit from our backlog, the implementation of the Energy Policy Act of 2005, the implementation of the American Recovery and Reinvestment Act, our ability to obtain new contracts and/or replace completed or cancelled contracts, our ability to obtain adequate bonding for our projects, our ability to hire and retain key personnel and subcontractors, limitations on our internal infrastructure, the downturn in the U.S. economy and credit markets and its impact on our customers and our sources of liquidity.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Unaudited Consolidated Balance Sheets

As of December 31, 2008 and 2009

(in thousands of dollars, except share data)	2008	2009
ASSETS
Current assets
Cash and cash equivalents	$42,076	$37,576
Accounts receivable, net of allowances of $1,845 and $1,114, respectively	94,048	100,652
Costs and estimated earnings in excess of billings on uncompleted contracts	25,821	30,740
Deferred income tax assets	10,621	10,186
Receivable for insurance claims in excess of deductibles	8,968	8,082
Refundable income taxes	145	3,036
Other current assets	3,731	3,308
Total current assets	185,410	193,580
Property and equipment, net of accumulated depreciation of $21,158 and $33,566, respectively	75,873	88,032
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $1,218 and $1,553, respectively	11,874	11,539
Other assets	2,307	1,899
Total assets	$322,063	$341,649
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$30,187	$39,880
Billings in excess of costs and estimated earnings on uncompleted contracts	32,698	25,663
Accrued self insurance	32,881	33,100
Other current liabilities	27,571	22,122
Total current liabilities	123,337	120,765
Long term debt, net of current maturities	30,000	30,000
Deferred income tax liabilities	12,429	15,870
Other liabilities	938	899
Total liabilities	166,704	167,534
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2008 and 2009	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 19,712,811 and 19,807,421 shares issued and outstanding at December 31, 2008 and 2009, respectively	197	198
Additional paid-in capital	141,159	142,679
Retained earnings	14,003	31,238
Total stockholders’ equity	155,359	174,115
Total liabilities and stockholders’ equity	$322,063	$341,649

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three Months and Year Ended December 31, 2008 and 2009

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands of dollars, except share and per share data)	2008	2009	2008	2009
Contract revenues	$153,316	$173,275	$616,107	$631,168
Contract costs	128,579	153,893	525,924	555,261
Gross profit	24,737	19,382	90,183	75,907
Selling, general and administrative expenses	13,086	12,542	50,622	48,467
Amortization of intangible assets	83	84	334	335
Gain on sale of property and equipment	(256)	(80)	(813)	(418)
Income from operations	11,824	6,836	40,040	27,523
Other income (expense):
Interest income	163	17	1,001	218
Interest expense	(392)	(203)	(1,701)	(852)
Other, net	(53)	(29)	(212)	(208)
Income before provision for income taxes	11,542	6,621	39,128	26,681
Income tax expense	3,943	2,353	15,495	9,446
Net income	$7,599	$4,268	$23,633	$17,235
Income per common share:
—Basic	$0.39	$0.22	$1.20	$0.87
—Diluted	$0.37	$0.21	$1.14	$0.83
Weighted average number of common shares and potential common shares outstanding:
—Basic	19,712,811	19,803,921	19,712,811	19,755,072
—Diluted	20,548,777	20,747,888	20,706,953	20,702,383

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three Months and Year Ended December 31, 2008 and 2009

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands of dollars)	2008	2009	2008	2009
Cash flows from operating activities:
Net income	$7,599	$4,268	$23,633	$17,235
Adjustments to reconcile net income to net cash flows provided by operating activities—
Depreciation and amortization of property and equipment	2,983	3,587	10,812	13,190
Amortization of intangible assets	83	84	334	335
Stock-based compensation expense	230	230	918	923
Excess tax benefit from stock-based awards	—	(6)	—	(247)
Deferred income taxes	3,406	3,747	3,256	3,876
Gain on sale of property and equipment	(256)	(80)	(813)	(418)
Other non-cash items	21	21	85	85
Changes in operating assets and liabilities
Accounts receivable, net	13,177	1,013	5,522	(6,604)
Costs and estimated earnings in excess of billings on uncompleted contracts	8,378	1,785	2,030	(4,919)
Construction materials inventory	270	—	—	—
Receivable for insurance claims in excess of deductibles	61	773	(1,610)	886
Other assets	(1,557)	(3,163)	3,671	(1,898)
Accounts payable	60	2,423	(2,851)	13,781
Billings in excess of costs and estimated earnings on uncompleted contracts	(2,862)	200	(3,182)	(7,035)
Accrued self insurance	(2,481)	(872)	2,472	219
Other liabilities	(5,239)	638	(5,498)	(5,498)
Net cash flows provided by operating activities	23,873	14,648	38,779	23,911
Cash flows from investing activities:
Proceeds from sale of property and equipment	318	200	1,896	748
Purchases of property and equipment	(4,497)	(9,428)	(27,955)	(29,680)
Net cash flows used in investing activities	(4,179)	(9,228)	(26,059)	(28,932)
Cash flows from financing activities:
Payments of capital lease obligations	—	(19)	—	(44)
Employee stock option transactions	—	13	—	351
Equity financing costs	(637)	—	(2,895)	(33)
Payment on note payable to FirstEnergy	—	—	(2,298)	—
Notes receivable from purchase of common stock	—	—	2	—
Excess tax benefit from stock-based awards	—	6	—	247
Net cash flows provided by (used in) financing activities	(637)	—	(5,191)	521
Net increase (decrease) in cash and cash equivalents	19,057	5,420	7,529	(4,500)
Cash and cash equivalents:
Beginning of period	23,019	32,156	34,547	42,076
End of period	$42,076	$37,576	$42,076	$37,576

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three Months and Year Ended December 31, 2008 and 2009

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except share and per share data)	2008	2009	2008	2009

Summary Data:
Contract revenues	$153,316	$173,275	$616,107	$631,168
Gross profit	$24,737	$19,382	$90,183	$75,907
Income from operations	$11,824	$6,836	$40,040	$27,523
Net income	$7,599	$4,268	$23,633	$17,235

Income per common share (1):
- Basic	$0.39	$0.22	$1.20	$0.87
- Diluted	$0.37	$0.21	$1.14	$0.83

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	19,712,811	19,803,921	19,712,811	19,755,072
- Diluted	20,548,777	20,747,888	20,706,953	20,702,383

Reconciliation of Net Income to EBITDA:
Net income	$7,599	$4,268	$23,633	$17,235
Interest expense (income), net	229	186	700	634
Provision for income taxes	3,943	2,353	15,495	9,446
Depreciation and amortization	3,066	3,671	11,146	13,525
EBITDA (2)	$14,837	$10,478	$50,974	$40,840

(1)                    The Company calculates net income per common share in accordance with ASC 260, Earnings Per Share. Basic earnings per share are calculated by dividing net income by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share are computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2)                    EBITDA is not defined under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. MYR uses, and believes investors benefit from the presentation of, EBITDA in evaluating its operating performance because EBITDA provides MYR and its investors with an additional tool to compare its operating performance on a consistent basis by removing the impact of certain items that MYR’s management believes do not directly reflect the company’s core operations.  MYR believes that EBITDA is useful to investors and other external users of its financial statements in evaluating our operating performance and cash flow because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Additionally, this financial measure is a component of certain material covenants contained within MYR’s long-term current credit agreement.

The following is a reconciliation of EBITDA to net cash flows provided by operating activities:

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three Months and Year Ended December 31, 2008 and 2009

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except share and per share data)	2008	2009	2008	2009
Reconciliation of EBITDA to net cash flows provided by operating activities:
EBITDA	$14,837	$10,478	$50,974	$40,840
Interest income (expense), net	(229)	(186)	(700)	(634)
Provision for income taxes	(3,943)	(2,353)	(15,495)	(9,446)
Depreciation and amortization	(3,066)	(3,671)	(11,146)	(13,525)
Adjustments to reconcile net income to net cash flows provided by operating activities	6,467	7,583	14,592	17,744
Changes in operating assets and liabilities	9,807	2,797	554	(11,068)
Net cash flows provided by operating activities	$23,873	$14,648	$38,779	$23,911

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